                                                                    Exhibit 99.2

                            SHARE PURCHASE AGREEMENT


                                      Among


                          CLUETT, PEABODY & CO., INC.,

                        BIDERMANN TAILORED CLOTHING INC.,

                           CLUETT DESIGNER GROUP INC.,


                                       and


                         PHILLIPS-VAN HEUSEN CORPORATION



                            dated as of June 28, 2000

                                TABLE OF CONTENTS

                                                                                                                PAGE

ARTICLE  1.

         DEFINITIONS...............................................................................................2
1.1      Definitions...............................................................................................2

ARTICLE  2.

         PURCHASE AND SALE OF SHARES...............................................................................4
2.1      Transfer by Sellers of Shares.............................................................................4
2.2      Other Transactions........................................................................................4
2.3      Obtaining Permits and Licenses............................................................................5
2.4      Further Assurances........................................................................................5

ARTICLE 3.

         CONSIDERATION.............................................................................................5
3.1      Purchase Price............................................................................................5
3.2      Inventory.................................................................................................5

ARTICLE 4.

         INDEMNITIES...............................................................................................8
4.1      Indemnity.................................................................................................8
4.2      Indemnification Procedure.................................................................................9
4.3      Other Indemnification Provisions.........................................................................10

ARTICLE 5.

         EMPLOYEES AND EMPLOYEE BENEFITS..........................................................................10
5.1      Employee Relations and Benefits..........................................................................10

ARTICLE 6.

         REPRESENTATIONS AND WARRANTIES OF SELLERS................................................................13
6.1      Organization and Corporate Power.........................................................................13
6.2      Capitalization...........................................................................................13
6.3      Ownership of Shares......................................................................................13

                                       i


6.4      Due Authorization; No Breach.............................................................................14
6.5      Title and Condition of Assets............................................................................14
6.6      Consents.................................................................................................15
6.7      Compliance With Laws.....................................................................................15
6.8      Permits and Licenses.....................................................................................15
6.9      Contracts................................................................................................15
6.10     Tax Matters..............................................................................................15
6.11     Finders; Brokers.........................................................................................17
6.12     Litigation, Claims and Proceedings.......................................................................17
6.13     Employee Matters.........................................................................................17
6.14     Survival of Representations and Warranties...............................................................18

ARTICLE 7.

         REPRESENTATIONS AND WARRANTIES OF BUYER..................................................................18
7.1      Corporate Existence......................................................................................18
7.2      Due Authorization; No Breach.............................................................................18
7.3      Consents.................................................................................................19
7.4      Purchase for Investment..................................................................................19
7.5      Finders; Brokers.........................................................................................20
7.6      Availability of Funds....................................................................................20
7.7      No Other Representations or Warranties...................................................................20
7.8      Survival of Representations and Warranties...............................................................20

ARTICLE 8.

         COVENANTS................................................................................................20
8.1      Conduct of the Business..................................................................................20
8.2      Best Efforts and Alternative Proposals...................................................................22
8.3      Notification.............................................................................................22
8.4      Letter of Credit.........................................................................................23
8.5      Returned Inventory.......................................................................................24
8.6      Accounts Receivable......................................................................................24
8.7      Name Change..............................................................................................25

ARTICLE 9.

         CONDITIONS OF CLOSING....................................................................................25
9.1      Mutual Conditions........................................................................................25
9.2      Additional Conditions of Sellers.........................................................................25

                                       ii


                                                                                                                PAGE
9.3      Additional Conditions of Buyer...........................................................................26

ARTICLE 10.

         TERMINATION; SURVIVAL....................................................................................26
10.1     Termination by Buyer or CDG..............................................................................26
10.2     Survival.................................................................................................28

ARTICLE 11.

         CLOSING..................................................................................................28
11.1     Closing..................................................................................................28
11.2     Sellers' Obligations and Closing Deliveries..............................................................28
11.3     Buyer's Obligations and Closing Deliveries...............................................................29

ARTICLE 12.

         EXPENSES AND POST-CLOSING OBLIGATIONS....................................................................29
12.1     Taxes and Other Charges..................................................................................29
12.2     Further Assurances.......................................................................................30
12.3     Access to Books, Records and Facilities..................................................................30
12.4     Recission................................................................................................31

ARTICLE 13.

         PUBLICITY, CONFIDENTIALITY...............................................................................32
13.1     Publicity................................................................................................32
13.2     Confidentiality..........................................................................................32

ARTICLE 14.

         NOTICES..................................................................................................32
14.1     Notices..................................................................................................32

ARTICLE 15.

         MISCELLANEOUS............................................................................................34
15.1     Binding Effect; Assignment...............................................................................34
15.2     Exhibits and Schedules...................................................................................34
15.3     Specific Performance.....................................................................................34

                                      iii

                                                                                                                PAGE
15.4     Counterparts.............................................................................................34
15.5     Headings; Interpretation.................................................................................35
15.6     Waiver...................................................................................................35
15.7     Severability.............................................................................................35
15.8     Governing Law and Forum..................................................................................35

EXHIBITS


Exhibit 2.2(a)             Escrow Agreement
Exhibit 2.2(c)             Waiver and Consent
Exhibit 2.2(d)             Hosiery Agreement

SCHEDULES

Schedule 4.1(a)           -       Assumed Liabilities
Schedule 5.1(a)(i)        -       CDG Employees
Schedule 5.1(a)(ii)       -       Severance Benefits
Schedule 5.1(h)           -       Vacation Policy
Schedule 6.1              -       Jurisdiction Where Qualified to do Business
Schedule 6.6              -       CDG Required Consents
Schedule 6.7              -       Compliance with Laws
Schedule 6.8              -       Permits and Licenses
Schedule 6.9              -       Contracts in Default
Schedule 6.10(a)          -       Tax Filings
Schedule 6.10(b)          -       Tax Defaults
Schedule 6.10(c)          -       Tax Extensions
Schedule 6.10(d)          -       Tax Suits
Schedule 6.10(e)          -       Tax Liens
Schedule 6.12             -       Litigation, Claims and Proceedings
Schedule 6.13(d)          -       Employee Benefit Plans
Schedule 7.2              -       Due Authorization; No Breach
Schedule 7.3              -       Buyer's Required Consents
Schedule 8.2              -       Assets to be Assigned

                                                                    Exhibit 99.2

                            SHARE PURCHASE AGREEMENT

          This Share Purchase Agreement (this "AGREEMENT"), dated as of June 2000, is entered into by and among CLUETT, PEABODY & CO., INC., a Delaware corporation ("CP"), CLUETT DESIGNER GROUP INC., a Delaware corporation ("CDG"), BIDERMANN TAILORED CLOTHING INC., a Delaware corporation ("BTC", and collectively with CP, the "SELLERS"), and PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation ("BUYER").

          WHEREAS, CDG is engaged, among other things in the business of designing, marketing and selling dress shirts with the Kenneth Cole, Kenneth Cole New York, Kenneth Cole Collection and Kenneth Cole Reaction labels (the "BUSINESS") pursuant to a license agreement made as of August 1, 1997 between K.C.P.L. Inc., a Delaware corporation ("KCPL"), and CDG, as amended (the "KCPL SHIRT LICENSE AGREEMENT");

          WHEREAS, CP, Cluett, Peabody Canada, Inc., a Canadian corporation, Arrow Factory Stores Inc., a Delaware corporation ("FS"), CDG, Consumer Direct Corporation, a Delaware corporation, Cluett Peabody Holding Corp., a Delaware corporation, and Buyer have entered into a purchase and sale agreement (the "PURCHASE AGREEMENT") which, among other things, contemplates that the parties will enter into this Agreement;

          WHEREAS, pursuant to the Purchase Agreement, CP, Buyer and Cluett Peabody Resources Corporation, a Delaware corporation ("RESOURCES"), will enter into the Trademark License Agreement (as defined in the Purchase Agreement);

          WHEREAS, pursuant to the Purchase Agreement, CP, Buyer and FS will enter into the Transition Services Agreement (as defined in the Purchase Agreement);

          WHEREAS, Sellers collectively own, beneficially and of record, all of the issued and outstanding equity securities of CDG (the "SHARES"); and

          WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares upon the terms and conditions set forth herein, for purposes of acquiring the Business and CDG's rights under the KCPL Shirt License Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                                                              2
                                   ARTICLE 1.

                                   DEFINITIONS

1.1  DEFINITIONS. The following terms are defined in the Section indicated:

     TERM                                                           SECTION

     Agreement.................................................Introduction
     Alternative Proposal...............................................8.2
     Ancillary Agreements...............................................2.2
     Arbiter.........................................................3.2(d)
     Assets.............................................................6.4
     BTC.......................................................Introduction
     Business......................................................Recitals
     Buyer.....................................................Introduction
     Buyer Indemnified Parties.......................................4.1(a)
     Buyer Plans.....................................................5.1(b)
     Buyer's 401(k) Plan.............................................5.1(g)
     Capital Stock Equivalents..........................................6.2
     CDG.......................................................Introduction
     CDG's Cost......................................................3.2(a)
     CDG Employees...................................................5.1(a)
     Claim..............................................................4.2
     Closing...........................................................11.1
     Closing Date......................................................11.1
     Confidentiality Agreement.........................................13.2
     Contract...........................................................6.9
     CP........................................................Introduction
     CP's 401(k) Plan................................................5.1(f)
     Damages.........................................................4.1(a)

     Encumbrances.......................................................2.1
     ERISA...........................................................5.1(d)
     Escrow Agreement................................................2.2(a)
     Estimated Inventory Purchase Price..............................3.2(a)
     Final Inventory Purchase Price..................................3.2(d)
     FS............................................................Recitals
     Governmental Authority.........................................6.10(i)
     HSR Act............................................................6.6
     Indemnified Party..................................................4.2
     Indemnifying Party.................................................4.2
     Issuing Bank.......................................................8.4
     Items.............................................................15.2
     July 9 Count....................................................3.2(c)
     KCPL..........................................................Recitals
     KCPL Inventory..................................................3.2(a)
     KCPL Inventory Closing Date Statement...........................3.2(b)
     KCPL Inventory Escrow...........................................3.2(a)
     KCPL Letter of Credit..............................................8.4
     KCPL Shirt License Agreement..................................Recitals
     Liability.......................................................4.1(a)
     Pension Plan....................................................5.1(e)
     Permits............................................................6.8
     Purchase Agreement............................................Recitals
     Purchase Price.....................................................3.1
     Resources.....................................................Recitals
     Returned Inventory.................................................8.5
     Securities Act.....................................................7.4
     Seller Indemnified Parties......................................4.1(b)

     Sellers...................................................Introduction
     Sellers' Knowledge.................................................6.9
     Shares........................................................Recitals
     Sourcing Commitments...............................................8.4
     Tax Returns....................................................6.10(g)
     Taxes..........................................................6.10(h)
     Transferred Employees...........................................5.1(a)
     Vacation Policy.................................................5.1(h)
     WARN............................................................5.1(i)

                                   ARTICLE 2.

                           PURCHASE AND SALE OF SHARES

     2.1 TRANSFER BY SELLERS OF SHARES. On the Closing Date (as defined in
Section 2.3) and subject to the terms and conditions set forth in this Agreement, Sellers will sell, assign, transfer and deliver to Buyer the Shares, free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer or other encumbrances of any nature ("ENCUMBRANCES").

     2.2 OTHER TRANSACTIONS. In addition to the transactions contemplated above, the following acts or transactions shall also occur at or before the Closing:

     (a) Buyer, Sellers and The Bank of New York shall each execute and deliver an Escrow Agreement substantially in the form attached hereto as Exhibit 2.2(a) (the "ESCROW AGREEMENT");

     (b) Sellers shall deliver UCC-3 partial releases and/or termination statements and such other instruments as are required to release all Encumbrances of the lenders and other creditors of CDG on CDG's assets;

     (c) CDG and, to the extent relevant, its affiliates (including the Sellers) shall execute and deliver, and CDG and Sellers shall use their reasonable efforts to cause CDG's contractors, subcontractors and warehousemen to deliver, a Waiver and Consent substantially in the form attached hereto as
  Exhibit 2.2 (c); and

     (d) Buyer shall execute and deliver a Hosiery Agreement substantially in the form attached hereto as Exhibit 2.2(d).

     The agreements set forth in paragraphs (a) through (c) of this Section 2.2 are hereinafter referred to as the "ANCILLARY AGREEMENTS."

     2.3 OBTAINING PERMITS AND LICENSES. Buyer shall use all reasonable efforts to obtain as of the Closing or as soon thereafter as may be practicable all permits and licenses required by any governmental agency with respect to the Business. Sellers shall provide any cooperation reasonably requested by Buyer to assist Buyer in obtaining such permits and licenses.

     2.4 FURTHER ASSURANCES. After the Closing, each party hereto shall from time to time, at the request of any other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Shares.

                                   ARTICLE 3.

                                  CONSIDERATION

     3.1 PURCHASE PRICE. Buyer shall pay Sellers for the Shares an amount equal to the Final Inventory Purchase Price (as defined in Section 3.2(d)). All payments made to Sellers pursuant to this Section 3.1 (all such payments, collectively, the "PURCHASE PRICE") shall be made by wire transfer of immediately available funds to an account designated in writing by Sellers at least five business days prior to the Closing Date. All payments made to Sellers pursuant to this Section 3.1 shall be made at Closing, except as expressly provided otherwise in Section 3.2.

     3.2 INVENTORY. (a) Ten days prior to the Closing Date, Sellers shall deliver to Buyer their good faith estimate, prepared on a basis consistent with CDG's past practices, of CDG's Cost of the KCPL Inventory (defined below) as of the close of business on the Closing Date. The estimate referred to in the preceding sentence is referred to as the "ESTIMATED INVENTORY PURCHASE PRICE". Buyer shall pay Sellers at Closing 95% of the Estimated Inventory Purchase Price. The balance of the Estimated Inventory Purchase Price (the "KCPL INVENTORY ESCROW") shall be deposited in escrow by Buyer in accordance with the Escrow Agreement. For purposes hereof, "CDG'S COST" shall mean CDG's cost as calculated in accordance with generally accepted accounting principles applied in a manner consistent with the preparation of the audited financial statements of Cluett American Corp. for the fiscal year ended December 31, 1999. For purposes of this Agreement, "KCPL INVENTORY" means: all raw materials, work in process, trim (including, without limitation, packing, labels, buttons, zippers and hang tags) and finished goods inventory relating to the Business, in each case including, without limitation, any of such items in transit from manufacturing facilities of CDG and its affiliates or third parties or warehouses of CDG and its affiliates. Notwithstanding anything to the contrary in the foregoing, KCPL Inventory in transit will be treated pursuant to this Section 3.2(a) based on the date of receipt and the condition upon receipt. The parties to this Agreement agree to cooperate in resolving any disputes with third party vendors with respect to such KCPL Inventory.

     (b) As soon as practicable following the Closing Date and in any event within 60 calendar days thereof, Sellers shall prepare and deliver to Buyer a statement of CDG's Cost of the KCPL Inventory as of the close of business on the Closing Date (including the notes thereto, the "KCPL INVENTORY CLOSING DATE STATEMENT"), together with the work papers used by Sellers (and, subject to the execution and delivery by Buyer of a customary accountants' access letter, including all work papers used by Sellers' independent public accountants) in the preparation thereof. There shall be attached to the KCPL Inventory Closing Date Statement an annex setting forth in reasonable detail the computation of CDG's Cost of the KCPL Inventory.

     (c) The KCPL Inventory Closing Date Statement shall be based upon a full physical count of the KCPL Inventory as of the close of business on July 9, 2000, which shall be conducted by CDG and observed and participated in by Buyer and its representatives (the "JULY 9 COUNT"), as adjusted for items sold after the July 9 Count, items received after the July 9 Count and items manufactured after the July 9 Count. Buyer and Sellers shall share equally the cost of the July 9 Count. As promptly as practicable following the July 9, Count, Sellers shall deliver to Buyer copies of all work papers used by Sellers (and, subject to the execution and delivery by Buyer of a customary accountants' access letter, including all work papers used by Sellers' independent public accountants) in connection with the July 9 Count. Sellers shall, and shall cause Sellers' independent public accountants to, be available to Buyer and its representatives to answer questions regarding the July 9 Count or such work papers.

     (d) Unless Buyer delivers written notice to Sellers on or prior to the 45th day following Buyer's receipt of the KCPL Inventory Closing Date Statement and the work papers used in the preparation thereof of Buyer's objection to any amount set forth in the KCPL Inventory Closing Date Statement, specifying in reasonable detail all disputed amounts and the basis therefor, Buyer shall be deemed to have accepted and agreed to the KCPL Inventory Closing Date Statement. If Buyer so notifies Sellers, Sellers and Buyer shall have 15 business days thereafter to resolve their differences, and each of Buyer and Sellers shall make a good faith effort to resolve their differences. If any amount remains in dispute, all such amounts remaining in dispute shall be submitted for resolution to a "Big 5" accounting firm mutually agreed upon by Buyer and each of the Sellers which has not had a material relationship with either Buyer and its subsidiaries or either of the Sellers and their respective subsidiaries within the two years preceding the appointment. If Buyer and Sellers cannot agree on the arbiter, they shall request that their respective independent certified public accountants jointly designate the arbiter, and such appointment shall be binding and conclusive on the parties hereto. The arbiter designated by Buyer and Sellers or their respective independent certified public accountants, as the case may be, is hereinafter referred to as the "ARBITER." Within 30 business days after the Arbiter's acceptance of its appointment under this Section 3.2(d) as Arbiter, each of the Sellers and Buyer shall submit to the Arbiter (and each other) a single presentation setting forth its proposed resolution of the dispute and the basis therefor and the resulting computation of the KCPL Inventory Closing Date Statement and CDG's Cost of the KCPL Inventory (collectively, the "FINAL INVENTORY PURCHASE PRICE"). Within 20 business days after the earlier to occur of (1) the Arbiter's receipt of the presentations referred to in the preceding sentence or (2) the expiration of the 30 business day period referred to in the preceding sentence, the Arbiter shall accept either Buyer's or Sellers' proposed resolution of the dispute and the resulting computation of the KCPL Inventory Closing Date Statement and CDG's Cost of the KCPL Inventory, and shall notify each of Buyer and Sellers of its decision in writing. Such decision shall be final, binding and conclusive on all parties hereto. The party whose proposed resolution is not accepted shall pay all of the Arbiter's fees and expenses with respect to its engagement under this Section 3.2(d). Each party agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter with respect to its engagement under this
Section 3.2(d).

     (e) If the Final Inventory Purchase Price as determined above equals or exceeds the Estimated Inventory Purchase Price, the KCPL Inventory Escrow shall be delivered to Sellers and Buyer shall pay Sellers by wire transfer of immediately available funds to an account designated in writing by Sellers an amount equal to any excess, together with interest on such excess at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank from and including the Closing Date to but not including the date of payment. If the Final Inventory Purchase Price is less than the Estimated Inventory Purchase Price but greater than 95% thereof, the portion of the KCPL Inventory Escrow equal to any such excess shall be delivered to Sellers and the balance shall be delivered to Buyer. If the Final Inventory Purchase Price is equal to 95% of the Estimated Inventory Purchase Price, the KCPL Inventory Escrow shall be delivered to Buyer. If the Final Inventory Purchase Price is less than 95% of the Estimated Inventory Purchase Price, the KCPL Inventory Escrow shall be delivered to Buyer, and Sellers shall pay Buyer an amount equal to such difference between 95% of the Estimated Inventory Purchase Price and the Final Inventory Purchase Price by wire transfer of immediately payable funds to an account designated in writing by Buyer, together with interest on such amount at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank from and including the Closing Date to but not including the date of payment. All Net Investment Proceeds in the Inventory Escrow Fund (as those terms are defined in the Escrow Agreement) shall be disbursed to Buyer and Sellers, respectively, in the same proportion that the KCPL Inventory Escrow is disbursed. Any amounts payable pursuant to this Section 3.2(e) in addition to the Inventory Escrow Fund shall be made on the third business day following (i) the 30th day after the delivery to Buyer of the KCPL Inventory Closing Date Statement and the work papers used in the preparation thereof, to the extent that there shall have been no dispute between Sellers and Buyer with respect to the KCPL Inventory Escrow and the KCPL Inventory Closing Date Statement, and/or (ii) if a dispute with respect to the KCPL Inventory Escrow or the KCPL

Inventory Closing Date Statement is settled by the parties without resort to arbitration, the date of such settlement and/or (iii) the issuance of the Arbiter's written decision under Section 3.2(d).

                                   ARTICLE 4.

                                   INDEMNITIES

     4.1 INDEMNITY. (a) Sellers hereby agree, jointly and severally, to indemnify and hold harmless each of Buyer and its affiliates and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns (hereinafter sometimes collectively referred to as "BUYER INDEMNIFIED PARTIES") against any Liabilities of CDG which are not set forth on Schedule 4.1(a), including, without limitation, any Liability under any law, rule or regulation now or hereinafter in effect relating to environmental matters and any liability loss, damage (excluding consequential damages (including, without limitation, lost business profits)) and other out-of-pocket costs (including reasonable fees and expenses of outside counsel) incident to proceedings or investigations or the prosecution or defense of any claim (collectively, "DAMAGES") incurred by any of them relating to any such Liability. The term "LIABILITY" shall mean and include any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost of environmental investigation or remediation, obligation or responsibility, of whatever kind or nature, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent or otherwise. Liabilities for Taxes are exclusively provided for in Section 12.1.

     (b) Buyer shall indemnify and hold harmless each of the Sellers and their affiliates and the directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns of any thereof (hereinafter sometimes collectively referred to as "SELLER INDEMNIFIED PARTIES") against any Damages which are caused by or arise out of any breach of any covenant or agreement of Buyer hereunder or under any Ancillary Agreement. It is agreed and understood that claims under this Section 4.1(b) may be brought by Seller Indemnified Parties at any time and shall not be limited as to dollar amount.

     (c) Sellers shall also, jointly and severally, indemnify and hold harmless each Buyer Indemnified Party against any Damages (i) which are caused by or arise out of any breach of any covenant or agreement of Sellers hereunder or under any Ancillary Agreement or (ii) which are caused by or arise out of any breach of any representation or warranty of Sellers contained in the first and third sentences of Section 6.1 or in Section 6.2, Section 6.3, Section 6.4 or
Section 6.5. No claim for breach of a representation or warranty shall be asserted under Section 4.1(c)(ii) after the expiration of the survival period thereof under Section 6.14. The maximum amount recoverable by Buyer Indemnified Parties for indemnification for breaches of representations and warranties under
Section 4.1(c)(ii) shall be $500,000 in the aggregate. It is agreed and understood that claims under Section 4.1(a) and Section 4.1(c)(i) may be brought by Buyer Indemnified Parties at any time and shall not be limited as to dollar amount.

     (d) Any indemnification amounts payable to Buyer Indemnified Parties or Seller Indemnified Parties hereunder shall be paid to them by wire transfer of immediately available funds to a bank account designated by them in writing.

     (e) The indemnification obligations of Sellers and Buyer set forth in this
Section 4.1 shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties for the recovery of any Damages, except for Damages which are caused by or arise out of the fraud of the other party.

     (f) Nothing in this Agreement shall be deemed to limit Buyer's rights under
Section 8.11 of the Purchase Agreement if CDG is prevented from exercising its rights as the licensee under the KCPL Shirt License Agreement.

     4.2 INDEMNIFICATION PROCEDURE. The obligation of a party (the "INDEMNIFYING PARTY") to indemnify any person or entity (the "INDEMNIFIED PARTY") under
Section 4.1 hereof is conditioned upon receiving from the Indemnified Party written notice of the assertion or institution of a claim arising from or related to any liability set forth in Section 4.1 hereof (a "CLAIM") or of the occurrence of an event which the Indemnified Party reasonably believes could lead to the assertion of a Claim, specifying in reasonable detail the nature and amount of such Claim, promptly after the Indemnified Party becomes aware of such Claim or event; provided, however, that the failure of the Indemnifying Party to receive such notice on a timely basis shall relieve the Indemnifying Party of its obligation to indemnify hereunder only if and to the extent that such failure is prejudicial to its ability to defend such Claim. Subject to the terms hereof, the Indemnifying Party shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, settle or otherwise protect against any Claim with legal counsel of its own selection reasonably satisfactory to the Indemnified Party, provided, however, that no Claim may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense of any Claim through counsel of its own and the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party specifically authorized the employment of such counsel and specifically agreed to pay such counsel's fees, (ii) based on the advice of counsel, there is a conflict of interest between the position of the Indemnifying Party on the one hand and the Indemnified Party on the other hand, or (iii) the Indemnifying Party fails to assume the defense or fails to contest such action in good faith, in any which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel, the Indemnifying Party will not have the right to assume the defense of such Claim on behalf of the Indemnified Party and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnified Party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make (subject to assertion of attorney-client and other applicable privileges) its employees available or otherwise render reasonable assistance to the Indemnifying Party in connection with its defense of any Claim. Subject to the next sentence, if the Indemnified Party, without the prior consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), makes any settlement with respect to any Claim, the Indemnifying Party shall be discharged from all obligations under
Section 4.1 hereof with respect to such Claim. In the event the Indemnifying Party does not undertake the defense against, settlement of or protection against any Claim in accordance with this Section 4.2, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims or otherwise protect against the same, to make any compromise or settlement thereof, with the consent of the Indemnifying Party which shall not be unreasonably withheld or delayed, and to recover from the Indemnifying Party and be indemnified by the Indemnifying Party for the entire cost thereof, including, without limitation, legal expenses, disbursements and all amounts paid as a result of such Claim or the compromise or settlement thereof.

     4.3 OTHER INDEMNIFICATION PROVISIONS. The parties to this Agreement shall make appropriate adjustments for insurance proceeds actually recovered by or on behalf of an Indemnified Party in respect of an indemnifiable liability in determining the amount of Damages pursuant to any Claims asserted under this
Article 4. All indemnification payments made pursuant to this Article 4 shall be considered adjustments to the Purchase Price for federal income tax purposes.

                                   ARTICLE 5.

                         EMPLOYEES AND EMPLOYEE BENEFITS

     5.1 EMPLOYEE RELATIONS AND BENEFITS. (a) The parties hereto intend that there shall be continuity of employment for all CDG employees listed on Schedule 5.1(a)(i) ("CDG EMPLOYEES"). Buyer will be responsible for the payment of all severance benefits, if any, consistent with severance practices set forth on
Schedule 5.1(a)(ii), and other costs related to any termination of the CDG Employees by Buyer on or after the Closing Date. CDG Employees who are employed by CDG at Closing shall be referred to as "TRANSFERRED EMPLOYEES."

     (b) As of the Closing Date, each Transferred Employee shall participate in employee benefit plans, agreements, programs, policies and arrangements of Buyer that are no less favorable in the aggregate than those that cover similarly situated employees of Buyer ("BUYER PLANS"). Notwithstanding the above, with respect to medical and dental welfare benefits, Transferred Employees will continue to receive coverage under CP's medical and dental plans from the Closing Date through the end of the calendar month in which the Closing Date occurs, with respect to claims incurred during such period. On the first day of the calendar month immediately following the Closing Date, Transferred Employees shall participate in Buyer's medical and dental plans, and such plans shall be responsible for any claims thereafter.

     (c) CP shall or shall cause the applicable plan to retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such employees or their covered dependents subject to and in accordance with the terms of the applicable plan for payment of such expenses and benefits prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability occurs and, in the case of a hospital stay, when the employee first enters the hospital.

     (d) With respect to any Buyer Plan that is a "welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any Buyer Plan that would be a "welfare benefit plan" (as defined in Section 3(1) of ERISA) if it were subject to ERISA, Buyer shall
(i) cause there to be waived any pre-existing condition applicable to the Transferred Employees, to the extent waived under CDG's similar welfare benefit Plan, (ii) give effect for the year in which the Closing Date occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar CDG Plans, as in effect immediately prior to the Closing Date and (iii) recognize all credited service to the same extent such service was recognized under similar CDG Plans immediately prior to the Closing Date.

     (e) As of the Closing Date with respect to each Transferred Employee, CP shall cause the participation by each such employee in the Cluett Retirement Plan (the "PENSION PLAN") to cease and shall cause the accrued benefit of each such Transferred Employee in the Pension Plan to fully vest. No assets or liabilities with respect to the Transferred Employees shall be transferred as a result of this Agreement from the Pension Plan to any plan or arrangement established by Buyer or any other employer for the benefit of the Transferred Employees (other than pursuant to an eligible rollover distribution). Benefits payable to the Transferred Employees under the Pension Plan through the Closing Date shall be payable to such Transferred Employees pursuant to the terms of, and at the time and in the amounts provided under, the Pension Plan based upon such Transferred Employees' years of service with, and compensation received from, CDG through the Closing Date (including periods of employment with any other employer which is taken into account under the Pension Plan). No period of service by any Transferred Employee with Buyer or any other employer and no compensation earned by any Transferred Employee for services performed for Buyer or any other employer shall be taken into account under the Pension Plan as a result of this Agreement except as expressly provided above.

     (f) As of the Closing Date with respect to each Transferred Employee, CP shall (i) cause the account balance of each Transferred Employee in the Cluett Savings Plan ("CP'S 401(K) PLAN") to fully vest, (ii) cause the participation by each Transferred Employee in the CP's 401(k) Plan to cease and (iii) make distributions to such Transferred Employees in accordance with the terms of the CP's 401(k) Plan and applicable law.

     (g) Buyer shall take all steps necessary to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Pension Plan or CP's 401(k) Plan, if any, to roll such eligible rollover distribution into an account under the Buyer's Associate Investment Plan (the "BUYER'S 401(K) PLAN"). Periods of employment by Transferred Employees with CDG for which credit was given under the CP's 401(k) Plan shall be taken into account for purposes of eligibility and vesting (but not benefit accrual) under the Buyer's 401(k) Plan and any Buyer Plan that is a "pension plan" (as defined in section 3(2) of ERISA).

     (h) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date (the "VACATION POLICY"), which Vacation Policy is set forth on Schedule 5.1(h), Buyer shall assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation; PROVIDED, HOWEVER, that if Buyer deems it necessary to disallow such Transferred Employee from taking such accrued vacation, Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to such accrued but unused vacation time in accordance with the terms of the Vacation Policy; and PROVIDED, FURTHER, that Buyer shall be liable for and pay in cash an amount equal to such accrued but unused vacation time to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date, subject to the terms of the Vacation Policy. Nothing herein shall be deemed to require Buyer to continue the Vacation Policy on or after the Closing Date for the Transferred Employees.

     (i) Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting any Transferred Employees and occurring on or after the date such person becomes a Transferred Employee. Buyer shall indemnify and hold harmless the Seller Indemnified Parties with respect to any liability under WARN or other applicable law arising from the actions (or inactions) of Buyer or its affiliates with respect to the termination of the Transferred Employees by Buyer on or after the Closing Date.

     (j) Nothing herein, expressed or implied, shall confer upon any employee or former employee of CDG, Buyer, Sellers or any of their affiliates (including, without limitation, the Transferred Employees), any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

     (k) CP shall use reasonable efforts to provide to Buyer Corporate Services and Non-Corporate Services (as those terms are defined in the Transition Services Agreement, as amended hereby) relating to the Business pursuant to the Transition Services Agreement on the terms and subject to the conditions set forth therein, as amended hereby.

                                   ARTICLE 6.

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

    Sellers hereby jointly and severally represent and warrant to uyer that:

     6.1 ORGANIZATION AND CORPORATE POWER. Each of the Sellers and CDG is a corporation duly organized, validly existing and in good standing under the laws of Delaware. CDG has all requisite power and authority to own, lease and operate the properties and assets owned, leased and/or operated by it and to carry on the Business as now being conducted. Each of the Sellers and CDG has full corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party. CDG is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on CDG or its ability to consummate the transactions contemplated hereby. All such jurisdictions are listed on Schedule 6.1 hereto. Buyer heretofore has been provided with correct and complete copies of the Certificate of Incorporation and By-Laws of CDG, as in effect on the date hereof, including all amendments thereto through the date hereof. Sellers have heretofore made available to Buyer correct and complete copies of the minute books of CDG. CDG has not made any investments in or advances to, and (other than as disclosed in the Purchase Agreement) does not own any securities of or other interests in, any other person or otherwise control any other person.

     6.2 CAPITALIZATION. The authorized share capital of CDG consists of 3,000 shares of common stock, par value $1.00 per share. Of such authorized shares, only the Shares are issued and outstanding and no other shares of capital stock of CDG or securities exercisable or convertible into or exchangeable for shares of capital stock of CDG ("CAPITAL STOCK EQUIVALENTS") are authorized, issued or outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of capital stock, whether issued or unissued, of CDG or Capital Stock Equivalents, including any rights of issuance, conversion or exchange under any outstanding securities or other instruments. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matter submitted for a vote of CDG's stockholders. All of the Shares have been validly issued and are outstanding and fully paid, nonassessable and free of preemptive rights.

     6.3 OWNERSHIP OF SHARES. Sellers are the record and beneficial owner of all of the Shares. The Shares are owned free and clear of all Encumbrances. Upon the consummation of the transactions contemplated hereby, Buyer will acquire title to the Shares free and clear of all Encumbrances, except for Encumbrances arising as a result of any action taken by, or failure to act of, Buyer or any of its affiliates.

     6.4 DUE AUTHORIZATION; NO BREACH. The execution, delivery and performance by each of the Sellers and CDG of this Agreement and each Ancillary Agreement to which any of them is a party and the consummation of the transactions contemplated hereby and thereby have been approved by their respective Boards of Directors and no further corporate action is required to be taken by any of them and their affiliates in order to execute, deliver and perform this Agreement and the Ancillary Agreements to which any of them is a party and to transfer the Shares to Buyer. This Agreement is a valid and legally binding obligation of each of the Sellers and CDG enforceable against each of them in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), and each Ancillary Agreement and other agreement or instrument contemplated by this Agreement to which any of the Sellers and CDG is a party, when executed and delivered by each of the Sellers and CDG that is a party thereto in accordance with the provisions thereof, will be a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of any of the Sellers and CDG or who will execute on behalf of any of the Sellers and CDG any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement, any Ancillary Agreement and the other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, or conflict with, any provision of the certificate of incorporation or by-laws of any of the Sellers and CDG, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event of default which with notice or lapse of time or both would become a default) under, or result in the termination (or grant a right of termination) of, cancellation, amendment or accelerate (or grant the right to accelerate) the performance required by, or result in the creation of any Encumbrance upon any of the assets of CDG set forth on Schedule 8.2 or the KCPL Inventory (collectively, the "ASSETS") under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, Permit or other material instrument to which any of the Sellers and CDG is a party or by which any of the Sellers and CDG or any of the Assets may be bound or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to CDG or any applicable statute, law, rule or regulation, except, in the case of clause (ii) or (iii), as would not have a material adverse effect on CDG, the Shares, the Assets or the Business.

     6.5 TITLE AND CONDITION OF ASSETS. As of the Closing Date, CDG will have good and marketable title to the Assets. Except for Encumbrances created by, or arising as a result of the ownership of the Shares by, Buyer, the Assets will be free and clear of all Encumbrances as of Closing.

     6.6 CONSENTS. Schedule 6.6 hereto sets forth all actions, approvals, permits, consents or authorizations required to be obtained by CDG in order to consummate the transactions contemplated hereby, other than the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT").

     6.7 COMPLIANCE WITH LAWS. Except as set forth in Schedule 6.7 hereto, CDG is not in default under or in violation of any United States federal, state or local statute, law or regulation which would give rise to a material Liability or which is reasonably likely to materially and adversely affect CDG, the Shares or the Business as presently conducted.

     6.8 PERMITS AND LICENSES. Schedule 6.8 attached hereto sets forth all governmental licenses, permits and other governmental authorizations (collectively "PERMITS") which are issued to, held or used by CDG in respect of the ownership or use of the Assets as presently used or the conduct of the Business as currently conducted, including the dates of issuance and expiration thereof and, except as set forth on Schedule 6.8 hereto, there are no other governmental licenses, permits, franchises or authorizations which are material to the operation of the Business as presently conducted. Except as set forth on
Schedule 6.8 hereto, within the past 24 months, CDG has not received any written warning, notice of violation or probable violation, notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any material violation of any Permit listed on Schedule 6.8, (ii) that CDG needs a Permit to conduct the Business as currently conducted or to use the Assets as currently used, in each case which Permit is not currently held by CDG or (iii) any current violation, with respect to the conduct of the Business as presently conducted or the use of the Assets as presently used, of any United States federal, state or local statutes or regulations.

     6.9 CONTRACTS. Except as set forth in Schedule 6.9, (i) each contract, lease, license, commitment, sales order, purchase order, invoice and other agreement set forth on Schedule 4.1(a) (the "CONTRACT") is a valid agreement, in full force and effect and constitutes a valid and binding obligation of CDG, and, to Sellers' Knowledge, of any other party thereto, and is legally enforceable, (ii) none of Sellers and CDG has received any written notice from any other party to a Contract of the termination thereof or alleging a material default thereunder by CDG and (iii) there is no material default or event which, with notice or lapse of time or both, would constitute a material default on the part of CDG (nor, to Sellers' Knowledge, on the part of any other party thereto) under any Contract. For the purposes of this Agreement, "SELLERS' KNOWLEDGE" shall mean any fact or set of facts of which any director or officer of either Seller or CDG has actual knowledge.

     6.10 TAX MATTERS. (a) Except as set forth in Schedule 6.10(a), CDG has duly and timely filed all material Tax Returns that are required to be filed in all jurisdictions where such entities are required to file with the appropriate Governmental Authority (as defined below) and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon and no material fact has been omitted therefrom.

     (b) Except as set forth in Schedule 6.10(b), CDG has duly and timely paid all material Taxes, including all installments on account of material Taxes for the current year, that are due and payable by it.

     (c) Except as set forth on Schedule 6.10(c), CDG has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar things relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which it is or may be liable.

     (d) As of the date hereof, there are no actions, suits, proceedings, investigations, audits or claims that have been commenced or, to the best knowledge of Sellers, threatened in writing, against CDG in respect of any Taxes, except as set forth in Schedule 6.10(d).

     (e) There are no Encumbrances for material Taxes on any of the assets of CDG that arose in connection with any failure to pay any Tax or otherwise, except for Encumbrances described on Schedule 6.10(e) other than Encumbrances for current Taxes which are not yet due and payable.

     (f) CDG is not a party to, bound by or liable under any Tax-sharing agreement.

     (g) For purposes of this Agreement, "TAX RETURNS" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes.

     (h) For purposes of this Agreement, "TAXES" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and other government pension plan premiums.

     (i) For purposes of this Agreement, "GOVERNMENTAL AUTHORITY" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

     6.11 FINDERS; BROKERS. With the exception of fees and expenses payable to Bear, Stearns & Co. Inc., which shall be Sellers' sole responsibility, none of CDG and the Sellers is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or the Ancillary Agreements.

     6.12 LITIGATION, CLAIMS AND PROCEEDINGS. Except as set forth in Schedule
6.12 attached hereto, as of the date hereof there are no (i) judgments, orders, writs or injunctions of any foreign or U.S. federal, state or local court or governmental authority presently pending or, to Sellers' Knowledge, threatened against CDG, the Business or the Shares or by which any of the Assets or the Shares are or would be bound or (ii) lawsuits, actions, arbitrations, claims, governmental proceedings or notices of violation presently pending or, to Sellers' Knowledge, threatened to which CDG is a party (as plaintiff, defendant or otherwise) which relate to CDG, the Shares or the Business, except in the case of each of clauses (i) and (ii) for Liabilities which are not set forth on
Schedule 4.1(a). As of the date hereof, there is no lawsuit, action, arbitration or governmental proceeding pending to which any of CDG and its affiliates is a party which seeks to prevent the consummation, or otherwise challenges the validity, of the transactions contemplated hereby.

     6.13 EMPLOYEE MATTERS. (a) CDG is not a party to or bound by any labor contract and neither Seller is a party to or bound by any labor contract affecting CDG or the CDG Employees. The CDG Employees are not represented by any union or other employee organization. There has not been, there is not presently pending or existing and, to Seller's Knowledge, there is not threatened (a) any strike, slowdown, picketing, work stoppage or lockout in respect of CDG or any of the CDG Employees or (b) any organizational activity involving

CDG or any of the CDG Employees. To Sellers' Knowledge, CDG is not engaged in any unfair labor practice or discriminatory employment practice and as of the date hereof no complaint of any such practice against CDG has been filed and is pending or is threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency that regulates labor or employment practices. As of the date hereof no grievance has been filed or, to Sellers' Knowledge, threatened to be filed against CDG by any employee pursuant to any collective bargaining or other employment agreement.

     (b) Except as set forth on Schedule 4.1(a), CDG is not party to any employment or severance arrangement or agreement that is to be assumed by Buyer. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (x) entitle any current or former employee of CDG to any severance, termination or other payment pursuant to any employment or severance policies or arrangements or (y) accelerate the time of payment or vesting or increase the amount of compensation due any such employee that, in either case, is to be assumed by Buyer.

     (c) To Sellers' Knowledge, all employees of CDG are either United States citizens or resident aliens specifically authorized to engage in employment in the United States.

     (d) Other than as set forth on Schedule 6.13(d), within the six-year period preceding the date hereof CDG has not maintained or had an obligation to contribute to any "employee benefit plans," as defined in Section 3(3) of ERISA or any other employee benefit arrangements or payroll practices.

     6.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) None of the representations and warranties made by Sellers shall survive the Closing, except as provided in this Section 6.14. The representations and warranties contained in the first and third sentences of Section 6.1 and in Section 6.2, Section 6.3,
Section 6.4 and Section 6.5 shall survive the Closing until the first anniversary of the Closing Date and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a claim for indemnification has been made prior to the expiration of such period.)

     (b) EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN OTHER CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF SELLERS AND THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO CDG, THE SHARES OR THE BUSINESS.


                                   ARTICLE 7.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers that:

     7.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all requisite power and authority to own the Shares and to carry on the Business as it intends to conduct the Business after the Closing. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the character of the Business, the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer has full corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party.

     7.2 DUE AUTHORIZATION; NO BREACH. (a) The execution and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby have been approved all necessary corporate action, and no further corporate action is required to be taken by it in order to execute, deliver and perform this Agreement. Each of this Agreement and the Ancillary Agreements to which it is a party is a valid and legally binding obligation of Buyer, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, will be a valid and legally binding obligation of Buyer in each case enforceable against Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of Buyer or who will execute on behalf of Buyer any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Except as set forth on Schedule 7.2 hereto, neither the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements and documents to be executed or delivered hereunder, nor the consummation of the transactions contemplated hereby and thereby, will
(i) violate, or conflict with, any provision of Buyer's certificate of incorporation or by-laws or other governing documents, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event of default which with notice or lapse of time or both would because a default) under, or result in the termination (or grant a right of termination) of, cancellation, amendment or accelerate (or grant the right to accelerate) the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, Permit or other material instrument to which Buyer is a party or by which it or any of its properties or assets are bound or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer or any applicable statute, law, rule or regulation, except, in the case of clause (ii) or (iii), as would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder or any Ancillary Agreement to which it is a party.

     7.3 CONSENTS. Buyer is not subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which would enjoin or delay the transactions contemplated hereby. Except as set forth in Schedule 7.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or any of the transaction documents, or the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     7.4 PURCHASE FOR INVESTMENT. Buyer is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such shares solely for investment, with no present intention to distribute any Shares to any person, and Buyer will not sell or otherwise dispose of Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

     7.5 FINDERS; BROKERS. Buyer is not party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or the Ancillary Agreements.

     7.6 AVAILABILITY OF FUNDS. Buyer has (i) in hand or (ii) the right to borrow under legally valid and binding definitive agreements all funds necessary to enable Buyer to consummate the transactions contemplated by this Agreement.

     7.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 7, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

     7.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Article 7 shall survive the Closing, except for those representations and warranties contained in Sections 7.2, 7.4 and 7.5 which shall survive until the 12-month anniversary of the Closing.

                                   ARTICLE 8.

                                    COVENANTS

     8.1 CONDUCT OF THE BUSINESS. Sellers hereby agree that, except (i) as expressly contemplated elsewhere in this Agreement or (ii) as consented to by Buyer, from the date hereof until the Closing or the termination of this Agreement in accordance with Article 10 hereof, Sellers shall:

     (a) cause CDG to operate the Business only in the usual and ordinary course of business and use all reasonable efforts consistent with good business judgment to (i) maintain the present business organization of CDG, (ii) maintain CDG's books and records in accordance with past practices; (iii) keep available the services of CDG's officers and employees related to or involved with the Business, provided, however, that Buyer acknowledges that the announcement of the transactions contemplated by this Agreement may adversely affect CDG's ability to keep available such services; and (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others transacting business with CDG relating to or involving or in connection with the Business, provided, however, that Buyer acknowledges that the announcement of the transactions contemplated by this Agreement may adversely affect CDG's ability to maintain such relationships;

     (b) refrain from taking any action which reasonably could be expected to render any representation or warranty of Sellers contained herein untrue or incorrect in any material respect (except to the extent a representation or warranty is qualified by materiality, in which case Sellers will refrain from taking any action which would render such representation or warranty untrue or incorrect) as of the Closing;

     (c) cause CDG to comply in all material respects with all laws applicable to the Business;

     (d) cause CDG to comply in all material respects with all applicable laws;

     (e) cause CDG to refrain from making any wage or salary increase, or from agreeing to make any such increase, for any of the CDG Employees except as required pursuant to any employment agreement listed on Schedule 4.1(a), as the same is in effect on the date hereof, and except for any such increases that, in the aggregate, do not exceed $50,000 per year and, with respect to any CDG Employee, individually, do not exceed 15% of such CDG Employee's current base salary;

     (f) cause CDG to refrain from terminating or attempting to terminate any Contract, including the KCPL Shirt License Agreement, other than the termination or attempted termination in the ordinary course of business of a Contract other than the KCPL Shirt License Agreement;

     (g) refrain from amending the Certificate of Incorporation or By-Laws of CDG, merging CDG with or into or consolidating CDG with any other person, subdividing or in any way reclassifying any of CDG's capital stock or changing in any manner the rights of the Shares or the character of the Business;

     (h) cause CDG to refrain from issuing, selling, or purchasing, or issuing options or rights to subscribe for, or entering any contracts or commitments to issue, sell or purchase any shares of CDG's capital stock, the capital stock of others or any bonds, notes, debentures or other evidences of indebtedness of CDG or any other person;

     (i) cause CDG to refrain from declaring or making any dividend payment or distribution to any stockholder of CDG or disposing of any Asset (other than KCPL Inventory in the ordinary course of business) or making any direct or indirect redemption, retirement, purchase or other acquisition of any capital stock of CDG; and

     (j) cause CDG to refrain from making any change in its accounting methods or practices, except as required by law or United States generally accepted accounting practices.

     8.2 BEST EFFORTS AND ALTERNATIVE PROPOSALS. Each party to this Agreement will use all reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements (without payment of money, commencement of litigation, the assumption of any material obligation or the entering of any agreement to divest or hold separate any assets), including using all reasonable best efforts to prevent a change in the current management of CDG referred to in the next sentence. If the parties anticipate a change in the current management of CDG prior to Closing, or if a change of management occurs prior to Closing, in each case within the meaning of
Section 16.1(iv) of the KCPL Shirt License Agreement, CDG shall present the names and business qualifications of the new management employees, along with a summary of such individuals' experience and reputation in the garment industry, to KCPL for its review and reasonable approval and take all other reasonable steps to secure KCPL's reasonable approval of such new management employees prior to Closing. All assets of CDG other than the KCPL Inventory and assets set forth on Schedule 8.2 shall be assigned or transferred by CDG to a Seller or one of their affiliates as soon as practicable after the date hereof. Any Liability of CDG which the Buyer Indemnified Parties are indemnified against pursuant to
Section 4.1(a) shall be assumed by a Seller or one of their affiliates. Sellers and CDG shall use their reasonable best efforts to effect such assignments, transfers and assumptions prior to Closing. Sellers agree that they and their affiliates shall (a) not, and shall direct and use reasonable best efforts to cause their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer to consummate any transaction similar to the transactions contemplated by this Agreement and the Ancillary Agreements involving the Shares, the KCPL Shirt License Agreement or the Business that would prevent, delay or impede the consummation of the transactions contemplated hereby (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or otherwise cooperate in any way with, any person relating to an Alternative Proposal, or otherwise facilitate or encourage any effort or attempt to make or implement an Alternative Proposal and (b) upon execution and delivery of this Agreement, (and shall direct and use their best efforts to cause their officers, directors, employees, agents and representatives to) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     8.3 NOTIFICATION. Sellers shall provide Buyer with written notice prior to Closing of any material damage or destruction of the assets used in the Business, material adverse change in the Business, any occurrence that would cause the representation set forth in Section 6.12 hereof to no longer be true without regard to the date as of which such representation was made, or breaches of Article 6 that constitute a failure to satisfy Section 9.3(b), in each case of which Sellers or CDG acquire actual knowledge prior to the Closing Date.

     8.4 LETTER OF CREDIT. Buyer shall use all reasonable efforts to replace at Closing all outstanding letters of credit pertaining to the orders which CDG has with third party manufacturers for the manufacture of goods for use in the Business ("SOURCING COMMITMENTS") to which CDG is a party and to replace at Closing the outstanding letter of credit provided by CDG for the benefit of KCPL under the KCPL Shirt License Agreement (the "KCPL LETTER OF CREDIT"). If Buyer is unable to replace at Closing any such outstanding letters of credit, in whole or in part, Buyer (i) with respect to the KCPL Letter of Credit, shall and (ii) with respect to all such other letters of credit will use all reasonable efforts to, provide at Closing "back-to-back" letters of credit to each of the banks that issued each of the letters of credit that are not being replaced (each, an "ISSUING BANK") in a form satisfactory to the relevant Issuing Bank (in its sole discretion) issued by a bank satisfactory to the relevant Issuing Bank (in its sole discretion), in an amount equal to 100% of the then undrawn stated amount of the outstanding letters of credit issued by such Issuing Bank that are not being replaced. The notice of reimbursement with respect to any drawdown on any such "back-to-back" letter of credit shall state the amount of the drawdown and the purchase orders to which it relates. If Buyer is unable to provide such "back- to-back" letters of credit, Buyer will reimburse CDG for all amounts drawn down under outstanding letters of credit that are not being replaced and for which "back-to-back" letters of credit are not being provided within five business days after receipt by Buyer of reasonable evidence of such drawdown. Such evidence shall include the letter of credit number, the latest ship date, product description, product cost, price per unit and a copy of the funding message and such other documentation that Buyer may reasonably request. On the date hereof and at least ten business days prior to Closing CDG will provide Buyer with a list of each outstanding letter of credit, stating the letter of credit number, the issuing bank, the name, address and country of the beneficiary, the purchase orders covered, the expiration date and the amount outstanding on the day the list is compiled with respect to each outstanding letter of credit. If Buyer offers to provide a "back-to-back" letter of credit to an Issuing Bank issued by Chase Manhattan Bank, N.A., Citibank, N.A. or The Bank of New York in customary form in an amount equal to 100% of the then undrawn stated amount of the relevant outstanding letter of credit, and the Issuing Bank states that any such issuing bank or such form is not satisfactory to the Issuing Bank, Buyer shall be deemed to have satisfied its obligations under the second sentence of this Section 8.4 with respect to such outstanding letter of credit.

     8.5 RETURNED INVENTORY. Buyer and Sellers agree (a) to minimize all returns of KCPL Inventory sold by CDG to third parties prior to Closing and any such return needs to be authorized by each party and (b) if such returns cannot be avoided as a practical matter consistent with the past practice of the Business, Buyer agrees to purchase all such inventory which is returned to Sellers within 180 days after Closing (the "RETURNED INVENTORY"). Buyer shall pay Seller for such Returned Inventory an amount equal to seventy-five percent (75%) of Buyer's actual selling price therefor.

     8.6 ACCOUNTS RECEIVABLE. (a) After the Closing Date, Sellers shall have the sole right and authority to collect, for their own account and sole benefit, all monies receivable in respect of the Assets for any period prior to the Closing Date, and Buyer shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Assets for any period on or following the Closing Date. Buyer and Sellers shall jointly send a letter on the Closing Date to each customer of the Business announcing the transaction contemplated hereby and describing the customer's obligations to each of Sellers and Buyer, including specific instructions for the remittance of payments to each of Sellers and Buyer. The form and substance of such letter shall be agreed upon at or prior to the Closing.

     (b) If Sellers (or their successors) shall receive any such monies with respect to any period on or following the Closing Date, it shall hold all such monies in trust for the sole benefit of Buyer and its affiliates. If Buyer or any of its affiliates (or their successors) shall receive any such monies with respect to any period prior to the Closing Date, it shall hold all such monies in trust for the sole benefit of Sellers. On the first and fifteenth day of each calendar month (or, if such day is not a business day, the first business day thereafter), Sellers (or their successors) or Buyer and its affiliates (or their successors), as the case may be, shall cause the transfer and delivery to the other of any such monies which they (or their successors) may receive after the Closing Date. No party will take any action that compromises the ability of the other party and its affiliates or their successors to collect, for its own account and sole benefit, all monies payable to it as provided herein. Each of Sellers and Buyer and their respective affiliates will use all reasonable efforts to collect its own receivables and to assist the other in the collection of their respective accounts receivable; provided, however, that nothing in this Agreement, shall be deemed to require any of them (i) to take any action that such party believes, in its sole discretion, would be detrimental to such party's business relationship with any customer or (ii) to incur any out-of-pocket expenses or allocate any significant employee resources to the collection of the other's accounts receivable.

     (c) All disputed items and deductions taken from payments for invoices, arising from, but not limited to, markdown and other allowances, returns, NSF checks, vendor guide violations, shortages, discounts and price relating to pre-Closing accounts receivable and shipments are the responsibility of Sellers, and Sellers shall have sole authority to make decisions regarding the same. All disputed items and deductions taken from payments for invoices, arising from, but not limited to, markdown and other allowances, returns, NSF checks, vendor guide violations, shortages, discounts and price relating to post-Closing accounts receivable and shipments are the responsibility of Buyer, and Buyer shall have sole authority to make decisions regarding the same. Each of Sellers and Buyer will identify to the other all such disputes and deductions that come to its attention but are the responsibility of the other and provide any documentation in its possession to the responsible entity. In the event that a deduction has been taken against the wrong party, such party shall provide all documentation provided by the customer to the responsible party. Settlement in the form of a cash reimbursement of deductions taken against the wrong party shall be made on the first and fifteenth day of each calendar month (or, if such day is not a business day, the first business day thereafter).

     8.7 NAME CHANGE. Buyer acknowledges and agrees that neither it nor any of its affiliates shall by virtue of any of the transactions contemplated hereby, or otherwise, obtain any right, title or interest whatsoever in or to the name "Cluett" and any trademark, tradename, symbol, sign or logo bearing the name "Cluett" or suggestive thereof. After the Closing neither Buyer nor any of its affiliates (including CDG) shall utilize in any respect the name "Cluett" or any trademark, tradename, sign, symbol or logotype bearing the name "Cluett" or suggestive thereof, except that CDG may continue to contain the name "Cluett in its name for a period not exceeding five business days from the Closing Date.

                                   ARTICLE 9.

                              CONDITIONS OF CLOSING

     9.1 MUTUAL CONDITIONS. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are, unless waived by each party, subject to the fulfillment on or before the Closing, of each of the following conditions:

     (a) No statute, rule, regulation, injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

     (b) The transactions contemplated by this Agreement and the Ancillary Agreements to be completed before the Closing shall have been consummated upon the terms and subject to the conditions set forth therein;

     (c) All waiting periods under the HSR Act shall have expired or been terminated; and

     (d) The transactions contemplated by the Purchase Agreement shall have been consummated upon the terms and subject to the conditions set forth therein.

     9.2 ADDITIONAL CONDITIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are, unless waived by Buyer, subject to the fulfillment, on or before the Closing of each of the following additional conditions:

     (a) Buyer and each other party thereto other than CDG and its affiliates shall have executed and delivered each of the Ancillary Agreements to which it is a party; and

     (b) All covenants of Buyer under this Agreement and the Ancillary Agreements to be performed prior to the Closing shall have been performed in all material respects, and the representations and warranties of Buyer contained in this Agreement and the Ancillary Agreements shall be true and correct on and as of the Closing in all material respects (except to the extent qualified by materiality, in which event such representations and warranties shall be true and correct) with the same effect as though such representations and warranties had been made on and as of such date.

     9.3 ADDITIONAL CONDITIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are, unless waived by Buyer, subject to the fulfillment, on or before the Closing, of each of the following additional conditions:

     (a) Sellers and each other party thereto other than Buyer shall have executed and delivered each of the Ancillary Agreements to which they are a party;

     (b) All covenants of Sellers under this Agreement and the Ancillary Agreements to be performed prior to the Closing shall have been performed, and the representations and warranties of Sellers contained in this Agreement and the Ancillary Agreements shall be true and correct on and as of the Closing in all material respects

  (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) with the same effect as though such representations and warranties had been made on and as of such date;

     (c) Sellers shall have delivered to Buyer the written resignations of all directors and officers of CDG, in each case effective as of the Closing Date; and

     (d) There shall not have occurred since the date hereof any damage to, or destruction or loss of, KCPL Inventory that constitutes a material adverse change to the KCPL Inventory.

                                   ARTICLE 10.

                              TERMINATION; SURVIVAL

     10.1 TERMINATION BY BUYER OR CDG. Anything herein or elsewhere to the contrary notwithstanding, this Agreement shall be terminated and the transactions hereby contemplated shall be abandoned if prior to Closing the transactions contemplated by the CDG Asset Purchase Agreement (as defined in the Purchase Agreement) shall have been consummated and this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing by:

     (a) mutual written consent of Sellers and Buyer;

     (b) Sellers or Buyer, by written notice to the other, if the transactions contemplated hereby are not consummated on or before July 31, 2000 and if the failure to consummate such transactions on or before such date did not result from a breach prior to or on the Closing Date of any representation, warranty or covenant of the party seeking such termination; provided that if any of the conditions set forth in Sections 9.1(c) and 9.1(d) have not been satisfied prior to July 31, 2000, Sellers may in their reasonable discretion elect to extend the July 31, 2000 deadline referred to above to October 31, 2000; and provided further that Buyer may not terminate this Agreement and abandon the transactions contemplated hereby because the condition set forth in Section 9.3(d) has not been satisfied (i) until the twelve month anniversary of the material adverse change referred to in Section 9.3(d) and (ii) unless CDG and its affiliates have not cured such material adverse change on or prior to such twelve month anniversary;

     (c) Sellers or Buyer, by written notice to the other, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) Sellers or Buyer, by written notice to the other, if the other party(ies) is in breach in any material respect of any of its representations or warranties made in this Agreement or the Ancillary Agreements, or is in violation or default in any material respect of any of its covenants or agreements in this Agreement or the Ancillary Agreements, if such breach, violation or default is not cured within twenty (20) business days after written notice by the notifying party to the other party(ies);

     (e) Sellers or Buyer, by written notice to the other, if the Purchase Agreement, is terminated in accordance with its terms;

     (f) Sellers, by written notice to Buyer, if the $7 million fee referred to in Section 8.11 of the Purchase Agreement (i) becomes payable and is not irrevocably waived in writing by Buyer or (ii) is paid; or

     (g) Sellers or Buyer, by written notice to the other on or before July 15, 2000, if all consents and agreements required to be obtained from KCPL and its affiliates under the KCPL Shirt License Agreement, the Assignment of License Agreement referred to in the Purchase Agreement, the Termination of License Agreement referred to in the Purchase Agreement, or otherwise, in connection with the execution and delivery of the CDG Asset Purchase Agreement and the consummation of the transactions contemplated thereby have been obtained irrevocably in writing.

     10.2 SURVIVAL. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of Article 4 and Sections 12.1(a), 13.1, 13.2 and 15.8 hereof; PROVIDED that such termination shall not relieve any party for liability for Damages resulting from its breach of this Agreement. Promptly following termination of this Agreement each party will destroy or return to the other parties all documents received from such parties in connection with the contemplated transaction, except documents which have been publicly distributed or publicly filed.

                                   ARTICLE 11.

                                     CLOSING

     11.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York as soon as practicable after all the conditions to Closing set forth in Article 9 hereof shall be satisfied or duly waived, or at such other time and place as Buyer and Sellers may mutually agree (the date of the Closing referred to herein as the "CLOSING DATE").

     11.2 SELLERS' OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

     (a) each of the Ancillary Agreements other than the Hosiery Agreement, executed by Sellers or CDG, as the case may be and, in the case of the Waivers and Consents, CDG and, to the extent relevant, its affiliates (including the Sellers) and its contractors, subcontractors and warehousemen that agree to sign after CDG and the Sellers use their reasonable efforts to cause them to sign;

     (b) written receipt executed by each of the Sellers of payment of the portion of the Purchase Price paid at Closing;

     (c) certificate of the President or any Vice President of CDG that the conditions set forth in Section 9.3(b) have been satisfied;

     (d) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer, with all necessary stock transfer stamps attached thereto and cancelled, and otherwise in a form acceptable for transfer on the books of CDG;

     (e) resignations of directors of CDG as contemplated by Section 9.3(c) hereof; and

     (f) such instruments of sale, transfer, conveyance, assignment and assumption, in form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to effect the assignments, transfers and assumptions contemplated by Section 8.2.

     11.3 BUYER'S OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Buyer shall deliver, or cause to be delivered:

     (a) to Sellers, the Purchase Price (except as expressly provided otherwise in Section 3.2);

     (b) to Sellers, the Ancillary Agreement referred to in Sections 2.2 (a) and
  2.2 (d), executed by Buyer;

     (c) to the Escrow Agent, the KCPL Inventory Escrow;

     (d) to Sellers, a Certificate of the President or any Vice President of Buyer to the effect that the conditions set forth in Section 9.2(b) have been satisfied.

                                   ARTICLE 12.

                      EXPENSES AND POST-CLOSING OBLIGATIONS

     12.1 TAXES AND OTHER CHARGES. (a) Except as specifically provided for otherwise in Sections 3.2(c) and (d) and Section 12.1(d), and regardless of whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, all fees and expenses of all consultants, brokers, investment bankers, agents, representatives, counsel and accountants engaged by such party. Any liability for all sales, documentary stamp, transfer and similar Taxes (including, without limitation, all recording fees and related charges) arising from or attributable or related to the sale, transfer or assignment to Buyer of any of the Shares shall be paid by the party that is primarily responsible for such Taxes under applicable law and such party shall, at its expense, file all Tax Returns and other documentation with respect to all such Taxes.

     (b) Notwithstanding anything else in this Agreement to the contrary, Sellers will indemnify and hold Buyer harmless from and against any and all Liabilities for Taxes imposed on CDG (i) for taxable periods ending on or before the Closing Date and (ii) in the case of Taxable periods beginning before and ending after the Closing Date, that are attributable to that portion of the Taxable period beginning before the Closing Date through the Closing Date. For purposes of clause (ii) of this Section 12.1(b), the Taxes based on income or gross receipts attributable to such pre-closing Tax period shall be determined by closing the books of CDG as of the close of the Closing Date, and treating the portion of the Taxable period through and including the Closing Date and after the Closing Date as if each were separate Taxable periods, except that exemptions, allowances and deductions calculated on an annual or similar basis shall be apportioned on a per diem basis.

     (c) CDG shall, as instructed by Sellers, prepare and file, or cause to be prepared and filed, any and all Tax Returns required to be filed by CDG (after giving effect to any valid extensions of the due date for filing any such Tax Returns) in respect of periods, or portions thereof, ending on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of CDG, unless otherwise required under applicable law. CDG, as instructed by Buyer, shall prepare and file, or cause to be prepared and filed any and all other Tax Returns required to be filed by CDG. Without prejudice to its right to indemnification under this Agreement, Buyer shall cause CDG to pay all Taxes shown as due and owing on all such Tax Returns. Sellers and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to the other parties all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     (d) If Sellers and Buyer disagree as to the amount for which Buyer and CDG or Sellers are liable in respect of Taxes under this Agreement, CP and Buyer shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 30 days of the date of consultation, such dispute shall be submitted to a Tax adviser which is mutually acceptable to Buyer and each of the Sellers to act as an arbitrator to resolve all points of disagreement concerning Taxes with respect to this Agreement; provided that Buyer and Seller shall share equally the cost of such Tax advisor.

     (e) Sellers, at their option, shall have sole control over any contest or other proceeding (including claims for refund or challenges of Tax assessments) which relates to liability for Taxes for periods or portions thereof ending on or prior to the Closing Date. In any event, any refunds of Taxes which become available on or after the date of the Closing but which relate to Tax periods or portions thereof ending on or prior to the Closing shall belong to Sellers.

     12.2 FURTHER ASSURANCES. At any time after the Closing, Sellers and Buyer agree to cooperate with one another to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated by this Agreement or the Ancillary Agreement.

     12.3 ACCESS TO BOOKS, RECORDS AND FACILITIES. (a) Sellers agree that on and after the Closing they will permit Buyer and its representatives, during normal business hours and working days and upon reasonable advance notice, (i) to have access to and to examine and make copies of all books and records of CDG (except books and records protected by attorney-client or other privilege which Sellers may be entitled to assert against Buyer or its affiliates in any pending or threatened proceeding, suit or action) which relate to the Shares or the operations of the Business to the extent that the events reflected therein relate to transactions or events occurring prior to the Closing or to transactions or events occurring subsequent to the Closing which arise out of transactions or events occurring prior to the Closing and (ii) to have access to and to examine and make copies of all documents listed in the Schedules attached hereto and all files, records and papers of any and all proceedings and matters listed in the Schedules attached hereto. During the period commencing on the date hereof and ending on the Closing Date, CDG will, and Sellers will cause CDG to, afford to Buyer and its counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts, of CDG (excluding those relating to CDG's businesses other than the

Business, CDG's assets other than the Assets, or Liabilities of CDG not set forth on Schedule 4.1(a)), and the right to make copies and extracts from such books, records and contracts, and to furnish Buyer with all financial, operating and other data and information concerning CDG and the Business (excluding those relating to CDG's businesses other than the Business, CDG's assets other than the Assets, or Liabilities of CDG not set forth on Schedule 4.1(a)) as Buyer and its advisors may reasonably request. All books and records of CDG relating to the Shares, the Assets or the operations of the Business will be preserved by CDG in accordance with CDG's records retention policy, but in no event for a period of less than three years following the Closing. Prior to any destruction or disposition by CDG of any such books and records, Sellers will notify Buyer in writing and Buyer shall have the right to receive and retain such books and records at its expense.

     (b) Except in respect of Liability for Taxes, in which event the commitment shall continue until the expiration of Sellers' obligations therefor, Buyer agrees that from the Closing Date and until the fifth anniversary of the Closing Date, Buyer will permit, and will cause its subsidiaries to permit, Sellers and their representatives full access during normal business hours and working days and upon reasonable advance notice to have access to the books and records of Buyer and its subsidiaries (except records protected by attorney-client or other privilege which Buyer or its affiliates may be entitled to assert against Sellers or their affiliates in any pending or threatened proceeding, action or suit), relating to the Shares, the Assets or the operations of the Business, to the extent that any of the foregoing relates to periods prior to the Closing, and is reasonably necessary in connection with any then pending or threatened litigation, claim, liability, or judicial or administrative matters in which any of Sellers or their affiliates is involved.

     12.4 RECISSION. If after the Closing the $7 million fee referred to in
Section 8.11 of the Purchase Agreement (i) becomes payable and is not irrevocably waived in writing by Buyer or (ii) is paid, the parties hereto shall use their best efforts to (1) unwind and rescind all transactions consummated pursuant hereto, (2) restore the status quo as at immediately prior to the Closing and (3) terminate this Agreement to the extent provisions hereof have not been performed and do not relate to transactions consummated pursuant hereto that are not unwound and rescinded; provided that, in any event, the provisions of Article 4 and Section 12.1(a) (in each case, as modified to reflect the actions referred to in clauses (1) and (2)) and Sections 13.1, 13.2 and 15.8 shall remain in effect, and provided further that such termination shall not relieve any party for Damages resulting from its breach of this Agreement. To the extent that the parties hereto cannot effect any of the actions referred to in clauses (1) and (2) of the preceding sentence, they shall use their best efforts to enter into any reasonable and lawful arrangement designed to put the parties in the same or comparable economic position that they would have been in had such actions been effected.

                                   ARTICLE 13.

                           PUBLICITY, CONFIDENTIALITY

     13.1 PUBLICITY. Sellers and Buyer agree that no publicity, release or announcement concerning (a) the execution of this Agreement or the Ancillary Agreements, (b) any of the provisions of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or (c) the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be issued without the advance written approval of the form and content of the same by the other parties; provided, however, that no such consent shall be required when such disclosure is required by applicable law, although the parties agree to consult with each other as to the content of any release so required and consider in good faith the comments of the other thereon.

     13.2 CONFIDENTIALITY. Buyer and Sellers confirm that they and their affiliates are bound by the terms of the confidentiality agreement, dated December 9, 1998, as amended (the "CONFIDENTIALITY AGREEMENT"), between Cluett American Investment Corp. and Phillips-Van Heusen Corporation and that they will keep and treat the evaluation material and all other items of confidential information exchanged hereunder by Buyer and its affiliates, on the one hand, and Sellers and their affiliates, on the other hand, in accordance with the terms of the Confidentiality Agreement.

                                   ARTICLE 14.

                                     NOTICES

     14.1 NOTICES. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (i) registered or certified mail return receipt requested, (ii) telecopy or other electronic transmission service (to the extent receipt is confirmed) or (iii) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

                  If to Buyer, to

                           Phillips-Van Heusen Corporation
                           200 Madison Avenue
                           New York, New York 10016
                           Attention:  Chief Executive Officer
                           Phone: (212) 381-3501
                           Fax:   (212) 381-3970

                  With a copy to:

                           Phillips-Van Heusen Corporation
                           200 Madison Avenue
                           New York, New York 10016
                           Attention:  General Counsel
                           Phone: (212) 381-3509
                           Fax:   (212) 381-3970

                  If to Sellers, to

                           Cluett, Peabody & Co., Inc.
                           48 West 38th Street
                           New York, New York 10018
                           Attention:  Chief Executive Officer
                           Phone: (212) 984-8915
                           Fax:   (212) 984-8925

                  with copies to:

                           Vestar Capital Partners
                           245 Park Avenue
                           41st Floor
                           New York, New York 10167
                           Attention:  General Counsel
                           Phone: (212) 351-1630
                           Fax:   (212) 808-4922

                           and

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:  Peter J. Gordon
                           Phone: (212) 455-2605
                           Fax:   (212) 455-2502

                                   ARTICLE 15.

                                  MISCELLANEOUS

     15.1 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, all the parties to this Agreement and their respective successors, legal representatives and assigns permitted in accordance with this
Section 15.1. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any attempted assignment without the required consents shall be void; provided, however, that no such consent shall be required for Buyer to assign part or all of its rights and obligations under this Agreement prior to the Closing to one or more subsidiaries of Buyer, or after the Closing to any third party.

     15.2 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto and the documents and agreements referred to herein to be delivered and the acts to be performed at or subsequent to the Closing (collectively, the "ITEMS") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein.

     15.3 SPECIFIC PERFORMANCE. Sellers and Buyer acknowledge that the other will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement and the Ancillary Agreements. In such event, the performing party shall have the right, in addition to any other rights it may have, to seek specific performance of this Agreement and the Ancillary Agreements and/or injunctive relief.

     15.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties to this Agreement. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

     15.5 HEADINGS; INTERPRETATION. (a) The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

     (b) Except to the extent that the context otherwise requires "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits and

Schedules attached hereto, and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

     (e) All matters to be agreed to by any party hereunder must be agreed to in writing by such party unless otherwise indicated herein.

     15.6 WAIVER. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any term, covenant, representation or warranty contained in this Agreement. Any agreement on the part of a party hereto to a waiver shall be valid only if set forth in an instrument in writing signed by such party.

     15.7 SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the original intent of the parties, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

     15.8 GOVERNING LAW AND FORUM. This Agreement and the Ancillary Agreements and the rights and duties of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed therein. Each of the parties waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, City of New York and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the courts of the United States of America, in each case located in the Borough of Manhattan, City of New York and State of New York, was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties agrees to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                                CLUETT, PEABODY & CO., INC.

                                                By: BRYAN P. MARSAL
                                                    ----------------------------
                                                Name: Bryan Marsal
                                                Title: Chairman

                                                BIDERMANN TAILORED CLOTHING INC.

                                                By: BRYAN P. MARSAL
                                                    ----------------------------
                                                Name: Bryan Marsal
                                                Title: Chairman

                                                CLUETT DESIGNER GROUP INC.

                                                By: BRYAN P. MARSAL
                                                    ----------------------------
                                                Name: Bryan Marsal
                                                Title: Chairman

                                                PHILLIPS-VAN HEUSEN CORPORATION

                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:

                                    GUARANTEE
                                    ---------

     Cluett American Corp., a Delaware corporation ("CAC"), hereby irrevocably and unconditionally guarantees the payment of any amount payable by either of Bidermann Tailored Clothing Inc., a Delaware corporation ("BTC"), or Cluett, Peabody & Co., Inc., a Delaware corporation ("CP"), under the Share Purchase Agreement (defined below) to Phillips-Van Heusen Corporation, a Delaware corporation ("BUYER"), which is not paid by BTC or CP when due. For purposes of this Guarantee, the "SHARE PURCHASE AGREEMENT" refers to the Purchase and Sale Agreement dated as of June 28, 2000 among Cluett Designer Group Inc., BTC, CP and Buyer. Notwithstanding the foregoing, if (i) CAC and its affiliates cease to be affiliates of CDG, (ii) the entity that controls CDG upon the occurrence of the event described in clause
(i) executes and delivers to Buyer a guarantee identical in all material respects to this Guarantee (the "SUBSTITUTE GUARANTEE") and (iii) the entity referred to in clause (ii) is not less creditworthy than CAC, Buyer shall accept the Substitute Guarantee and this Guarantee thereafter shall have no force or effect.

                                               CLUETT AMERICAN CORP.

                                                By: BRYAN P. MARSAL
                                                    ----------------------------
                                                Name: Bryan Marsal
                                                Title: Chairman